OPTIMUM FUND TRUST

                              MUTUAL FUND SERVICES AGREEMENT


      AGREEMENT made as of July 17, 2003 by and between OPTIMUM FUND TRUST, a Delaware business trust having its principal office and place of business at 2005 Market Street, Philadelphia, PA 19103 (the "Investment Company"), on behalf of the series (individually referred to herein as a "Fund" and collectively as "Funds") of the Investment Company, listed on Exhibit 1 as may be amended from time to time, and DELAWARE SERVICE COMPANY, INC., a Delaware corporation having its principal office and place of business at 2005 Market Street, Philadelphia, PA 19103 (the "Company").

      WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued shares of beneficial interest ("Shares");

      WHEREAS, the Investment Company desires to retain the Company as fund accountant to provide fund accounting services (as herein defined) including certain pricing, accounting and recordkeeping services for each of the Funds, and the Company desires to accept such appointment;

      WHEREAS, the Investment Company desires to appoint the Company as its administrator to provide it with administrative services (as herein defined), and the Company desires to accept such appointment; and

      WHEREAS, the Investment Company desires to appoint the Company as its transfer agent and dividend disbursing agent to provide it with transfer agency services (as herein defined), and as its agent in connection with certain other activities, and the Company desires to accept such appointment;

      NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                          SECTION ONE: FUND ACCOUNTING.

                            ARTICLE 1. APPOINTMENT.

      The Investment Company hereby appoints the Company to provide certain pricing and accounting services to the Funds, for the period and on the terms set forth in this Agreement. The Company accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Exhibit 1 to this Agreement.

                        ARTICLE 2. THE COMPANY'S DUTIES.

      Subject to the supervision and control of the Investment Company's Board of Trustees ("Board"), the Company will assist the Investment Company with regard to fund accounting for the Investment Company, and the Funds, and in connection therewith undertakes to perform the following specific services:

      A. Value the assets of the Funds using: primarily, market quotations and matrix pricing, utilized by the Company and from time to time verified by one or more independent pricing services selected by the Company in consultation with the Investment Company's investment adviser ("Adviser") and/or investment sub-adviser ("Sub-Adviser"), or sources selected by the Adviser and/or Sub-Adviser, and reviewed by the Board; secondarily, if neither the Company nor a designated pricing service provides a price for a security which the Company believes should be available by market quotation, the Company may obtain a price by calling brokers designated by the investment adviser of the Fund holding the security, or if the adviser does not supply the names of such brokers, the

Company will attempt on its own to find brokers to price those securities; thirdly, for securities for which no market price is available, the Investment Company's Pricing Committee (or, in the absence of a Pricing Committee, the Board) will determine a fair value in good faith. Consistent with Rule 2a-4 under of the 1940 Act, estimates may be used where necessary or appropriate. The Company's obligations with regard to the prices received from outside pricing services and designated brokers or other outside sources, is to exercise reasonable care in the supervision of the pricing agents. The Company is not the guarantor of the securities prices received from such agents and the Company is not liable to the Fund for errors in valuing a Fund's assets or calculating the net asset value per share of such Fund when the calculations are based upon such prices. All of the above sources of prices used as described are deemed by the Company to be authorized sources of security prices. The Company provides daily to the Adviser and/or Sub-Adviser the securities prices used in calculating the net asset value of the Fund, for its use in preparing exception reports for those prices on which the Adviser and/or Sub-Adviser has comment. Further, upon receipt of the exception reports generated by the Adviser and/or Sub-Adviser, the Company diligently pursues communication regarding exception reports with the designated pricing agents;

      B. Determine the net asset value per share of each Fund, at the time and in the manner from time to time determined by the Board and as set forth in the Prospectus and Statement of Additional Information ("Prospectus") of each Fund; including maintaining each Fund's securities portfolio history, and recording and reconciling shareholder activity.

      C. Calculate the net income of each Fund, if any;

      D. Calculate realized capital gains or losses of each of the Funds resulting from sale or disposition of assets, if any;

      E. Calculate dividend and capital gain distribution in accordance with distribution policies set forth in the Investment Company's prospectus(es) and Board resolutions;

      F. Disseminate Fund NAVs and dividends to interested parties (including the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the Investment Company Institute ("ICI"), Morningstar, and Lipper Analytical Services, Inc. ("Lipper");

      G.  Prepare  all  financial  reporting   information  for  the  Investment
Company's proxies, prospectuses, notices, reports, and other communications required or otherwise sent to investors;

      H. Report to the ICI in response to requests for monthly and other periodic information;

      I. Perform statistical reporting, which includes daily, monthly, quarterly and annual reports for Lipper, Weisenberger and other third party reporting agencies;

      J. Monitor, test and prepare and maintain supporting schedules which evidence compliance with the definitional and distribution requirements under the Internal Revenue Code of 1986, as amended ("IRC");

      K. Provide the financial information necessary for the preparation of all federal and state tax returns and ancillary schedules, including year-end excise tax distributions, and compliance with Subchapter M and Section 4982 of the IRC;

      L. Perform special tax reporting to shareholders, including the preparation of reports which reflect income earned by each Fund by state, exempt income and distributions that qualify for the corporate dividends received deduction;

      M. Prepare expense and budget figures for each Fund, including the maintenance of detailed records pertaining to expense accruals and payments and adjusting reports to reflect accrual adjustments, and arrange for and monitor, if directed by appropriate Investment Company officer, the payment of the Investment Company's and each Funds or class' expenses;

      N. Prepare reports for Board meetings;

      O. Coordinate the custody relationships;

      P. Facilitate security settlements;

      Q. Perform required foreign security accounting functions;

      R. Perform daily cash reconciliations for each Fund;

      S. Provide identified reports to portfolio managers, including providing portfolio holdings and security valuation reports; preparing cash forecasts and reconciliations as mutually agreed upon; and preparing income projections;

      T. Maintain the general ledger and other accounts, books and financial records of the Investment Company, including for each Fund, as required under
Section 31(a) of the 1940 Act and the rules thereunder in connection with the services provided by the Company;

      U. Preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records to be maintained by Rule 31a-1 under the 1940 Act in connection with the services provided by the Company. The Company further agrees that all such records it maintains for the Investment Company are the property of the Investment Company and further agrees to surrender promptly to the Investment Company such records upon the Investment Company's request;

      V. At the request of the Investment Company, prepare various reports or other financial documents in accordance with generally accepted accounting principles as required by federal, state and other applicable laws and regulations;

      W. Furnish to third-party data reporting services currently available standardized performance information and other customary data; and

      X. Such other similar services as may be reasonably requested by the Investment Company.

      The foregoing, along with any additional services that the Company shall agree in writing to perform for the Investment Company under this Section One, shall hereafter be referred to as "Fund Accounting Services."


                      SECTION TWO: ADMINISTRATIVE SERVICES.

                            ARTICLE 3. APPOINTMENT.

      The Investment Company hereby appoints the Company as Administrator for the period on the terms and conditions set forth in this Agreement. The Company hereby accepts such appointment and agrees to furnish the services herein set forth in return for the compensation set forth in Exhibit 1 to this Agreement.

                        ARTICLE 4. THE COMPANY'S DUTIES.

      As Administrator, and subject to the supervision and control of the Board and in accordance with Proper Instructions (as defined hereafter) from the

Investment  Company,  the  Company  will  provide  facilities,   equipment,  and
personnel to carry out the following administrative services for operation of the business and affairs of the Investment Company and each Fund:

      A. Prepare, file, and maintain the Investment Company's governing documents and any amendments thereto, including the trust instrument (which has already been prepared and filed), the by-laws and minutes of meetings of the Board and shareholders;

      B. Prepare and file with the Securities and Exchange Commission ("SEC") and the appropriate state securities authorities the registration statements for the Investment Company and the Investment Company's Shares and all amendments and supplements thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, notices, and such other documents as may be necessary to enable the Investment Company to make a continuous offering of its Shares;

      C. Prepare, negotiate, and administer contracts (if any) on behalf of the Investment Company with, among others, the Adviser and/or Sub-Adviser and the Investment Company's distributor(s), subject to any applicable restrictions of the Board or the 1940 Act;

      D. Calculate performance data of the Investment Company for dissemination to information services covering the investment company industry;

      E.   Coordinate   the  layout  and   printing  of  publicly   disseminated
prospectuses and reports;

      F. Assist with the design, development, and operation of the Investment Company and the Funds;

      G. Provide individuals reasonably acceptable to the Board for nomination, appointment, or election as officers of the Investment Company, who will be responsible for the management of certain of the Investment Company's affairs as determined by the Investment Company's Board;

      H. Consult with the Investment Company and its Board on matters concerning the Investment Company and its affairs;

      I. Prepare agendas and all Board materials for Board meetings and distribute such materials to all necessary parties;

      J. Assist with the preparation for, attend, and prepare minutes of Board meetings and shareholder meetings;

      K. Review and monitor the fidelity bond and errors and omissions insurance coverage and the submission of any related regulatory filings;

      L. Provide a system which will enable the Fund to monitor the total number of Shares of each Fund sold in each state ("blue sky reporting"). The Fund shall by Proper Instructions (i) identify to the Company those transactions and assets to be treated as exempt from the blue sky reporting for each state and (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Company for each Fund's state blue sky registration status is limited solely to the recording of the classification of transactions or accounts with regard to blue sky compliance and the reporting of such transactions and accounts to the Fund as provided above;

      M. Such other similar services as may reasonably be requested by the Investment Company.

      The foregoing, along with any additional services that the Company shall agree in writing to perform for the Investment Company under this Section Two, shall hereafter be referred to as "Administrative Services."

                              ARTICLE 5. RECORDS.

      The Company shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the Administrative Services performed by it and not otherwise created and maintained by another party pursuant to contract with the Investment Company. Where applicable, such records shall be maintained by the Company for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Investment Company which are in the possession of the Company shall be the property of the Investment Company. The Investment Company, or the Investment Company's authorized representatives, shall have access to such books and records at all times during the Company's normal business hours. Upon the reasonable request of the Investment Company, copies of any such books and records shall be provided promptly by the Company to the Investment Company or the Investment Company's authorized representatives.

                              ARTICLE 6. EXPENSES.

      The Company shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to the Investment Company, including the compensation of the Company employees who serve as trustees or officers of the Investment Company. The Investment Company shall be responsible for all other expenses incurred by the Company on behalf of the Investment Company, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not the Company's employees, trade association dues, and other expenses properly payable by the Funds.


                    SECTION THREE: TRANSFER AGENCY SERVICES.

                        ARTICLE 7. TERMS OF APPOINTMENT.

      Subject to the terms and conditions set forth in this Agreement, the Investment Company hereby appoints the Company to act as, and the Company agrees to act as, Transfer Agent and Dividend Disbursing Agent for each Fund's Shares, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of any Fund ("Shareholder(s)"), including without limitation any periodic investment plan or periodic withdrawal program.

                       ARTICLE 8. DUTIES OF THE COMPANY.

      The Company shall perform the following services in accordance with Proper Instructions as may be provided from time to time by the Investment Company as to any Fund:

      A. Transfer Agent

         (1) The Company shall receive orders and payment for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the relevant Fund (the "Custodian"). The Company shall notify the Fund and the Custodian on a daily basis of the total amount of orders and payments so delivered.

         (2) Pursuant to purchase orders and in accordance with the Fund's current Prospectus, the Company shall compute and issue the appropriate number of Shares of each Fund and hold such Shares in the appropriate Shareholder accounts.

         (3) For certificated Funds, if a Shareholder or its agent requests a certificate, the Company, as Transfer Agent, shall countersign and mail by first class mail, a certificate to the Shareholder at its address as set forth on the transfer books of the Funds, subject to any Proper Instructions regarding the delivery of certificates.

         (4) In the event that any check or other order for the purchase of Shares of the Fund is returned unpaid for any reason, the Company shall debit the Share account of the Shareholder by the number of Shares that had been credited to its account upon receipt of the check or other order, promptly mail a debit advice to the Shareholder, and notify the Fund of its action. In the event that the amount paid for such Shares exceeds proceeds of the redemption of such Shares plus the amount of any dividends paid with respect to such Shares, the Fund or its distributor will reimburse the Company on the amount of such excess.

         (5) The Company shall receive redemption requests and redemption directions and, if such redemption requests comply with the procedures as may be described in the Fund Prospectus or set forth in Proper Instructions, deliver the appropriate instructions therefor to the Custodian. The Company shall notify the Funds on a daily basis of the total amount of redemption requests processed and monies paid to the Company by the Custodian for redemptions.

         (6) At the appropriate time upon receiving redemption proceeds from the Custodian with respect to any redemption, the Company shall pay or cause to be paid the redemption proceeds in the manner instructed by the redeeming Shareholders, pursuant to procedures described in the then-current Prospectus of the Fund.

         (7) If any certificate returned for redemption or other request for redemption does not comply with the procedures for redemption approved by the Fund, the Company shall promptly notify the Shareholder of such fact, together with the reason therefor, and shall effect such redemption at the price applicable to the date and time of receipt of documents complying with said procedures.

         (8) The Company shall effect transfers of Shares by the registered owners thereof.

         (9) The Company shall identify and process abandoned accounts and uncashed checks for state escheat requirements on an annual basis and report such actions to the Fund.

         (10) The Company shall not be required to issue, transfer, or redeem Fund's Shares upon receipt of the Company from the Investment Company or from any federal or state regulatory agency or authority written notice that the issuance, transfer, or redemption of Fund's Shares has been suspended or discontinued.

      B. Dividend Disbursing Agent

         (1) Upon notification by the Funds of the declaration of any distribution to Shareholders, the Company shall act as Dividend Disbursing Agent for the Funds in accordance with the provisions of its governing document and the then-current Prospectus of the Fund. The Company shall prepare and mail or credit income, capital gain, or any other payments to Shareholders. As the Dividend Disbursing Agent, the Company shall, on or before the payment date of any such distribution, notify the Custodian of the estimated amount required to pay any portion of said distribution which is payable in cash and request the Custodian to make available sufficient funds for the cash amount to be paid out. The Company shall reconcile the amounts so requested and the amounts actually received by the Custodian on a daily basis. If a Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits shall be made to the Shareholder's account, or for certificated Funds, delivered where requested; and

      (2) The Company shall maintain records of account for each Fund and advise the Investment Company, each Fund and its Shareholders as to the foregoing.

      (3) The Company shall not be required to make any disbursement upon receipt of the Company from the Investment Company, or from any federal or state agency or authority, written notice that such disbursement shall not be made.

      C. Recordkeeping

         (1) The Company shall record the issuance of Shares of each Fund, and maintain pursuant to applicable rules of the SEC a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Company also shall provide the Fund on a regular basis or upon reasonable request with the total number of Shares which are authorized and issued and outstanding.

         (2) The Company shall establish and maintain records pursuant to applicable rules of the SEC relating to the services to be performed hereunder in the form and manner as agreed to by the Investment Company or the Fund to include a record for each Shareholder's account of the following:

             (a) Name, address and tax identification number (and whether such number has been certified);

             (b) Number of Shares held;

             (c)  Historical   information  regarding  the  account,   including
dividends paid and date and price for all transactions;

             (d) Any stop or restraining order placed against the account;

             (e) Information with respect to withholding in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

             (f) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

             (g) Certificate numbers and denominations for any Shareholder holding certificates (if share certificates are issued);

             (h) Any information required in order for the Company to perform the calculations contemplated or required by this Agreement.

         (3) The Company shall preserve any such records required to be maintained pursuant to the rules of the SEC for the periods prescribed in said rules as specifically noted below. Such record retention shall be at the expense of the Company, and such records may be inspected by the Fund at reasonable times. The Company may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Company's files, records and documents created and maintained by the Company pursuant to this Agreement, which are no longer needed by the Company in performance of its services or for its protection. If not so turned over to the Fund, such records and documents will be retained by the Company for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Fund or destroyed in accordance with Proper Instructions.

      D. Confirmations/Reports

         (1) The Company shall furnish to the Fund periodically the following information:

             (a) A copy of the transaction register;

             (b) Dividend and reinvestment blotters;

             (c) The total number of Shares issued and outstanding in each state for "blue sky" purposes as determined according to Proper Instructions delivered from time to time by the Fund to the Company;

             (d) Shareholder lists and statistical information;

             (e) Payments to third parties relating to distribution  agreements,
allocations  of  sales  loads,   redemption  fees,  or  other   transaction-  or
sales-related payments;

             (f) Such other information as may be agreed upon from time to time.

         (2) The Company shall prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to Shareholders, such notices for reporting dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

In addition to and not in lieu of the services set forth above the Company shall perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on accounts subject to back-up or other withholding (including non-resident alien accounts), preparing and filing reports on U.S. Treasury Department Form 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other conformable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and

      E. Shareholder Servicing Agent

         (1) Except where instructed in writing by the Investment Company not do so, and where in compliance with applicable law, accept orders on behalf of the Investment Company; the Company shall receive and process investments and applications, remit to the Investment Company or its Custodian payments for Shares acquired and to be issued, and direct the issuance of Shares as provided herein.

         (2) The Company shall receive, record and respond to communications of Shareholders and their agents.

         (3) As instructed by the Investment Company, the Company shall prepare and mail Shareholder account information, mail Fund Shareholder reports and Fund prospectus.

         (4) The Company shall prepare and mail proxies and material for Investment Company Shareholder meetings, receive and process proxies from Shareholders, and deliver such proxies as directed by the Investment Company.

         (5) The Company shall administer investment plans offered by the Investment Company to investors and Shareholders of each Fund, including retirement plans, including activities not otherwise provided.

         (6) The Company shall perform such other similar services as may be reasonably requested by the Investment Company.

      The foregoing, along with any additional services that the Company shall agree in writing to perform for the Investment Company under this Section Three, shall hereafter be referred to as "Transfer Agency Services."

                  ARTICLE 9. DUTIES OF THE INVESTMENT COMPANY.

A.    Compliance

      The Investment Company or Fund assumes full responsibility for the preparation, contents and distribution of its own Prospectus and for complying with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and any laws, rules and regulations of government authorities having jurisdiction.

B.    Distributions

      The Fund shall promptly inform the Company of the declaration of any dividend or distribution on account of any Fund's shares.

                        SECTION FOUR: GENERAL PROVISIONS.

                        ARTICLE 10. PROPER INSTRUCTIONS.

      As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Investment Company, or the Fund, and the Company promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company, or the Fund, and the Company are satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.

                             ARTICLE 11. ASSIGNMENT.

      Except as provided below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party.

      A. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      B. With regard to Transfer Agency Services, the Company may, with the written consent of the Investment Company, subcontract for the performance of Transfer Agency Services with such other provider of services duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended, or any succeeding statute, as Company shall select.

      C. With regard to Fund Accounting Services and Administrative Services, the Company may, with the written consent of the Investment Company, subcontract for the performance of such services with such other service provider as Company may select.

      D. Except as provided in E. below, the Company shall be as fully responsible to the Investment Company for the acts and omissions of any subcontractor as it is for its own acts and omissions. The compensation of such person or persons shall be paid by the Company and no obligation shall be incurred on behalf of the Investment Company or the Funds, in such respect.

      E. The Company shall upon instruction from the Investment Company subcontract for the performance of services under this Agreement with an agent selected by the Investment Company, other than as described in B. and C. above; provided, however, that the Company shall in no way be responsible to the Investment Company for the acts and omissions of the agent.

      F. Either party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such party.

      Nothing in this Article 11 shall prevent the Company from delegating its responsibilities to another entity to the extent provided herein.

                             ARTICLE 12. DOCUMENTS.

      A. In connection with the appointment of the Company under this Agreement, the Investment Company shall file with the Company the following documents:

         (1) A copy of the trust instrument and by-laws of the Investment Company and all amendments thereto;

         (2) A copy of the resolution of the Board of the Investment Company authorizing this Agreement;

         (3) Specimens of all forms of outstanding Share certificates of the Investment Company or the Funds in the forms approved by the Board of the Investment Company with a certificate of the Secretary of the Investment Company as to such approval;

         (4) All account application forms and other documents relating to Shareholders accounts; and

         (5) A copy of the current Prospectus for each Fund.

      B. The Fund also will furnish from time to time the following documents:

         (1) Each resolution of the Board of the Investment Company authorizing the original issuance of each Fund's Shares;

         (2) Each registration statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of Shares of any Fund;

         (3) A certified copy of each amendment to the governing document and the By-Laws of the Investment Company;

         (4) Certified copies of each vote of the Board authorizing officers to give Proper Instructions to the Custodian and agents for fund accountant, custody services procurement, and shareholder recordkeeping or transfer agency services;

         (5) If issued, specimens of all new Share certificates representing Shares of any Fund, accompanied by Board resolutions approving such forms;

         (6) Such other certificates, documents or opinions which the Company may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

         (7) Revisions to the Prospectus of each Fund.

                  ARTICLE 13. REPRESENTATIONS AND WARRANTIES.

      A. Representations and Warranties of the Company

      The Company represents and warrants to the Fund that:

         (1) it is a corporation duly organized and existing and in good standing under the laws of the State of Delaware;

         (2) It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

         (3) it is permitted under applicable laws and by its articles of incorporation and by-laws to enter into and perform this Agreement;

         (4) all requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

         (5) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

         (6) it is in compliance with federal securities law requirements and in good standing as an administrator and fund accountant.

      B. Representations and Warranties of the Investment Company

      The Investment Company represents and warrants to the Company that:

         (1) it is an investment company duly organized and existing and in good standing under the laws of its state of organization;

         (2) it is empowered under applicable laws and by its trust instrument and by-laws to enter into and perform its obligations under this Agreement;

         (3) all corporate proceedings required by said trust instrument and by-laws have been taken to authorize it to enter into and perform its obligations under this Agreement;

         (4) the Investment Company is an open-end investment company registered under the 1940 Act; and

         (5) a registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

               ARTICLE 14. STANDARD OF CARE AND INDEMNIFICATION.

      A. Standard of Care

      With regard to Sections One, Two and Three, the Company shall be held to a standard of reasonable care in carrying out the provisions of this Agreement, provided however, that the Company shall be held to any higher standard of care that would be imposed upon the Company, by an applicable law or regulation even though such stated standard of care was not part of this Agreement. The Company shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Investment Company, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting from or attributable to willful misfeasance, bad faith, or gross negligence on the Company's part (or on the part of any third-party to whom the Company has delegated any of its duties or obligations hereunder) or the reckless disregard of the performance of its duties under this Agreement (on the part of the Company or under an agreement with the Company (in the case of such third party).

B.    Indemnification

      The Investment Company shall indemnify the Company against any claim or deficiency arising from the performance of the Company's duties hereunder, including the Company's costs, counsel fees and expenses incurred in investigation or defending any such claim or any administrative or other proceeding, in the absence of willful misfeasance, bad faith, or gross negligence on the Company's part (or on the part of any third-party to which the Company has delegated any of its duties or obligations hereunder) or the reckless disregard of the performance of its duties under this Agreement (on the part of the Company) or under an agreement with the Company (in the case of such third-party).

                 ARTICLE 15. TERM AND TERMINATION OF AGREEMENT.

      This Agreement shall be effective from the date first written above and shall continue for a period of two (2) years ("Initial Term"). Thereafter, this Agreement shall be automatically renewed each year for an additional term of one year ("Additional Term"), provided that either party may terminate this Agreement by written notice delivered at least six months prior to the expiration of the Initial or any Additional Term. In the event, however, of a material breach by the Company of its obligations under this Agreement, including a failure by the Company to meet the applicable standard of care set forth herein, the Investment Company shall promptly notify the Company in writing of such breach and, upon receipt of such notice, the Company shall promptly cure the breach, and, if the breach is not so cured within 30 days after the Company's receipt of notice thereof, the Investment Company may terminate this Agreement on not less than 30 days' written notice. The termination date for all original or after-added investment companies which are, or become, a party to this Agreement shall be coterminous. Investment companies that merge or dissolve during an Initial Term or Additional Term shall cease to be a party on the effective date of such merger or dissolution.

      Upon the termination of this Agreement by the Investment Company, the Investment Company shall pay to the Company such compensation as may be payable prior to the effective date of such termination. In the event that the Investment Company designates a successor to any of the Company's obligations hereunder, the Company shall, at the expense and direction of the Investment Company, transfer to such successor all relevant books, records and other data established or maintained by the Investment Company under the foregoing provisions. Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination. The provisions of Article 14 shall survive the termination of this Agreement.

                             ARTICLE 16. AMENDMENT.

      This Agreement may be amended or modified by a written agreement executed by both parties.

              ARTICLE 17. INTERPRETIVE AND ADDITIONAL PROVISIONS.

      In connection with the operation of this Agreement, the Company and the Investment Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Investment Company's trust instrument. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

                           ARTICLE 18. GOVERNING LAW.

      This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania, provided however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

                              ARTICLE 19. NOTICES.

      Except as otherwise specifically provided herein, notices and other writings delivered or mailed postage prepaid to the Investment Company or to the Company shall be deemed to have been properly delivered or given hereunder to the respective addresses set forth above.

                           ARTICLE 20. COUNTERPARTS.

      This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

                        ARTICLE 21. MERGER OF AGREEMENT.

      This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

                          ARTICLE 22. SUCCESSOR AGENT.

      If a successor agent for the Investment Company shall be appointed by the Investment Company, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Investment Company held by it hereunder. If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

      In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Company on or before the date when such termination shall become effective, then the Company shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all properties held by the Company under this Agreement. Thereafter, such bank or trust company shall be the successor of the Company under this Agreement.

                           ARTICLE 23. FORCE MAJEURE.

      The Company shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Fund as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

                           ARTICLE 24. SEVERABILITY.

      In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

    ARTICLE 25. LIMITATIONS OF LIABILITY OF TRUSTEES AND SHAREHOLDERS OF THE
                               INVESTMENT COMPANY.

      The execution and delivery of this Agreement have been authorized by the trustees of the Investment Company and signed by an authorized officer of the Investment Company, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the trustees or Shareholders of the Investment Company, but bind only the property of the Fund, as provided in the Investment Company's trust instrument.

                           ARTICLE 26. COMPENSATION.

      A. The Funds will compensate the Company for the services described herein in accordance with the fees agreed upon from time to time between the parties hereto. Such fees do not include out-of-pocket disbursements of the Company for which the Funds shall reimburse the Company. Out-of-pocket disbursements shall include, but shall not be limited to, the items agreed upon between the parties from time to time, including those items listed on Exhibit 1 attached hereto.

      B. The Fund, and not the Company, shall bear the cost of: custodial expenses; membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing stock certificates (if issued); Prospectuses, reports and notices; administrative expenses; interest on borrowed money; brokerage commissions; taxes and fees payable to federal, state and other governmental agencies; fees of independent trustees of the Investment Company; independent auditors expenses; legal and audit department expenses billed to the Company for work performed related to the Investment Company or the Funds; law firm expenses; organizational expenses; or other expenses not specified in this
Article 26 which may be properly payable by the Funds.

      C. The compensation and out-of-pocket expenses attributable to the Fund shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by Fund.

      D. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Investment Company and/or the Funds and a duly authorized officer of the Company.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.



OPTIMUM FUND TRUST,                             DELAWARE SERVICE COMPANY, INC.
ON BEHALF OF THE SERIES LISTED ON EXHIBIT 1



By:   Jude T. Driscoll                        By:   Joseph H. Hastings
   ---------------------------------------       -------------------------------
Name: Jude T. Driscoll                        Name: Joseph H. Hastings
Title: Chairman/President/Chief Executive     Title: Senior Vice President/
       Officer                                       Treasurer/Controller

                                   EXHIBIT 1
                                       TO
                         MUTUAL FUND SERVICES AGREEMENT


The Mutual Fund Services Agreement dated July 17, 2003 between OPTIMUM FUND TRUST and DELAWARE SERVICE COMPANY, INC. shall apply to the following series:

        Optimum Large Cap Growth Fund Optimum Large Cap Value Fund Optimum Small Cap Growth Fund Optimum Small Cap Value Fund
        Optimum International Fund     Optimum Fixed Income Fund


I.  ADMINISTRATIVE SERVICES
For all Administrative Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee as follows:

                           ADMINISTRATIVE SERVICES FEE
                  (as a percentage of average daily net assets)
                                      0.35%

ADMINISTRATIVE SERVICES: OUT-OF-POCKET EXPENSES
      Out-of-pocket expenses include, but are not limited to, the following: postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not the Company's employees, trade association dues, and other expenses properly payable by the Funds.


II.  FUND ACCOUNTING SERVICES
For all Fund Accounting Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as compensation for its services rendered hereunder a fee as follows:

            FUND                            FUND ACCOUNTING SERVICES FEE
                                   (as a percentage of average daily net assets)

Optimum Large Cap Growth Fund    0.04%, subject to an annual minimum of $35,000,
                                 plus $4,000 per share class
Optimum Large Cap Value Fund     0.04%, subject to an annual minimum of $35,000,
                                 plus $4,000 per share class
Optimum Small Cap Growth Fund    0.04%, subject to an annual minimum of $35,000,
                                 plus $4,000 per share class
Optimum Small Cap Value Fund     0.04%, subject to an annual minimum of $35,000,
                                 plus $4,000 per share class
Optimum Fixed Income Fund        0.04%, subject to an annual minimum of $45,000,
                                 plus $4,000 per share class
Optimum International Fund       0.04%, subject to an annual minimum of $70,000,
                                 plus $4,000 per share class

FUND ACCOUNTING SERVICES: OUT-OF-POCKET EXPENSES
      Out-of-pocket  expenses  include,  but are not limited to, the  following:
postage  (including  overnight  courier  service),  statement stock,  envelopes, telephones, telecommunication charges (including FAX), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific system enhancements, access to the shareholder recordkeeping system, security pricing services, variable rate change notification services, paydown factor notification services.

III.  TRANSFER AGENCY SERVICES
For all Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as compensation for its services rendered hereunder a fee as follows:

                   TRANSFER AGENCY SERVICES ANNUAL ACCOUNT FEE
                  (as a percentage of average daily net assets)
                       0.15%, subject to a minimum fee of
                      $2,000 per class per fund each month

TRANSFER AGENCY SERVICES: OUT-OF-POCKET EXPENSES
      Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, dosed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

IV. PAYMENT
Payment is due thirty days after the date of the invoice.


      IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of July 17, 2003.


OPTIMUM FUND TRUST                        DELAWARE SERVICE COMPANY, INC.


By:    Jude T. Driscoll                         By:    Joseph H. Hastings
   ---------------------------------------         -----------------------------
Name:  Jude T. Driscoll                         Name:  Joseph H. Hastings
Title: Chairman/President/Chief Executive       Title: Senior Vice President/
       Officer                                         Treasurer/Controller